CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of The RBB Fund, Inc. and to the use of our report dated October 29, 2020 on the financial statements and financial highlights of MFAM Global Opportunities Fund and MFAM Mid-Cap Growth Fund, each a series of The RBB Fund, Inc. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 24, 2021